Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LiveXLive Media, Inc.

Beverly Hills, CA

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-228909 of LiveXLive Media, Inc. of our reports dated June 21, 2019, relating to the consolidated financial statements and the effectiveness of LiveXLive Media, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding LiveXLive Media, Inc.’s ability to continue as a going concern. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of internal control over financial reporting as of March 31, 2019.

/s/ BDO USA, LLP

Los Angeles, California

June 21, 2019